Exhibit 99.2

TV Guide Publisher and Industry Veteran Scott Crystal Named President, TV Guide Publishing Group

NEW YORK—(BUSINESS WIRE)—Oct. 5, 2005—Gemstar-TV Guide International, Inc. (NASDAQ: GMST) today announced that it has promoted Scott Crystal, 49, to president, TV Guide Publishing Group, effective October 17, 2005. Mr. Crystal becomes president after having served for three years as senior vice president and publisher, overseeing advertising sales and marketing for all of the publishing group’s platforms. Mr. Crystal will remain in New York and report to Company CEO, Rich Battista and executive chairman, Anthea Disney, who together made today’s announcement.

As president, Mr. Crystal will oversee all of the publishing group’s business units including: circulation, advertising sales, operations, finance, and production. Ian Birch, editorial director for the publishing group and editor-in-chief of TV Guide magazine, will also report directly to Mr. Battista and Ms. Disney.

“Scott’s deep knowledge of the publishing industry, extensive relationships with the advertising community and his proven track record with the Company made him the ideal choice to take over leadership of the publishing group at this important time,” said Mr. Battista. “In his three years with the company, Scott has brought excitement to the TV Guide brand by developing innovative sales and marketing programs that have vastly invigorated our place in the industry. He is a creative and strategic thinker with a range of experience in all facets of the publishing business, all of which will serve him well as he takes on this broader role within the company.”

Ms. Disney said, “Scott was a key strategist in the formation of our plan to transform TV Guide magazine. I am very pleased to have an executive of his caliber take over at a time when we are beginning to fully develop the strengths and opportunities that exist in the market for our brand.”

“I’m delighted to be taking on this job at such an exciting time,” said Mr. Crystal. “There’s genuine excitement in the industry for what we are about to do at TV Guide. “This is an historic transformation we are undertaking and I believe with the hard work of the great team we have assembled, and with the support of Rich and Anthea, we are poised for success.”

Mr. Crystal joined Gemstar-TV Guide in December 2002 from Gruner & Jahr USA Publishing and was immediately instrumental in helping the Company secure brand advertising for all of the TV Guide Publishing Group’s print publications and online platforms. As president & CEO of Gruner & Jahr USA Publishing’s Business Innovator Group until July 2002, Mr. Crystal oversaw the entire P&L for Inc, Fast Company, and all ancillary revenue streams including conferences, events, custom publishing, seminars and online units. He developed the strategy to integrate all business properties and assessed expansion opportunities via acquisitions and launches.

Prior to Gruner & Jahr USA Publishing, Mr. Crystal was executive vice president and publishing director of the Consumer Magazine Group at Ziff Davis Media, Inc. He was responsible for managing all the operations of the company’s consumer titles including Yahoo! Internet Life which had a 1.1 million circulation.

Before joining Ziff Davis Media Inc., Mr. Crystal was vice president & publishing director at National Geographic Society, Inc. from 1994-2000. He was the first publishing director of National Geographic Magazine in the 100+ year history of the magazine. In this position, Mr. Crystal oversaw all publishing activities related to National Geographic Magazine, National Geographic International and National Geographic Traveler and led his division through six consecutive years of record advertising revenue. He managed global advertising and foreign language expansion of National Geographic Magazine and was responsible for the successful launch of National Geographic

Adventure, the first new magazine from the National Geographic Society since 1984. He also built brand equity by enhancing the perception of the National Geographic Society as a contemporary marketing partner to consumers.

Based on his accomplishments while overseeing National Geographic magazines, Mr. Crystal was elected to the American Advertising Federation’s Advertising Hall of Achievement.

He began his career in sales, marketing and sales management roles at The New York Times Company, USA Today and Hearst Corporation. During his 10 years of advertising experience on the west coast, Mr. Crystal built strong relationships with both clients and agencies spanning numerous categories. Furthermore, he was instrumental in expanding new business opportunities with the television networks and major film studios while at USA Today.

Mr. Crystal holds a Bachelor of Science degree in Psychology from the State University of New York, Binghamton.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (NASDAQ:GMST) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, Inside TV, and TV Guide Spot; limitations on our ability to control certain joint venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, i-Guide and TVG Network are trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contacts

Gemstar-TV Guide International, Inc.

Media

Eileen Murphy, 212-852-7336

or Analysts and Investors

Rob Carl, 323-817-4600